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Exhibit 3.7

ARTICLES OF INCORPORATION
OF
217 STATE STREET, INC.

ARTICLE 1

        The name of this corporation is: 217 STATE STREET, INC.

ARTICLE 2

        The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3

        The corporation's initial agent for service of process is:

        William L. Wineland
        217 State Street #300
        Santa Barbara, CA 93101

ARTICLE 4

        This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 250,000.

Dated: May 8, 1996.

/s/ ROGER D. COLEY ROGER D. COLEY

        I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

/s/ ROGER D. COLEY ROGER D. COLEY

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ARTICLES OF INCORPORATION OF 217 STATE STREET, INC.